Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Deb Trevino
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Takes Significant Actions to Position the Company for 2009 and
Reports Third Quarter Fiscal 2008 Results
Costs Related to Company’s Transformation Significantly Impact Quarterly Earnings
Leadership and Non-Store Organization Restructuring Aimed at Further Enhancing Operating Efficiencies
Australia Market Restructured to Strengthen the International Business for the Long Term
SEATTLE; July 30, 2008 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its third quarter ended June 29, 2008, revised its expectations for fiscal 2008, and announced additional actions designed to deliver on its financial targets for fiscal year 2009 and beyond.
Consolidated net revenues increased 9 percent to $2.6 billion for the third quarter of 2008, compared to $2.4 billion for the third quarter of 2007. For the 13-week period ended June 29, 2008, Starbucks reported a net loss of $6.7 million compared to net income of $158.3 million for the same period a year ago. Earnings per share (EPS) for the quarter was $(0.01), compared to EPS of $0.21 per share earned in the prior year period. The company estimates that costs associated with the ongoing implementation of its transformation agenda impacted third quarter 2008 EPS by approximately $0.17 per share, primarily for restructuring charges associated with the U.S. company-operated store closures announced on July 1, 2008 totaling $167.7 million pre-tax or $0.14 per share after tax.
“During the quarter, we continued to make solid progress in transforming the business for long-term, profitable growth. We are taking decisive actions to strengthen our global store portfolio and gain efficiencies in our overall cost structure,” commented Howard Schultz, chairman, president and ceo. “At the same time, we continued to invest in elevating the customer experience through innovative new offerings and we are encouraged by the early results of these investments.”
Schultz continued, “While we recognize the near-term impact to our business from this transitional year, we also believe this is the right approach toward strengthening our business model and creating a healthy, solid foundation for fiscal 2009 and beyond. The store closures and organizational restructuring we announced this month resulted from rigorous evaluations of the entire business. While this has led to difficult decisions that impact the lives of our partners, customers and the communities we serve, these were necessary actions to transform our business and allow us to focus on delivering significant improvement in our long-term financial performance.”
Recent Company Actions
•	Starbucks announced on July 1, 2008, the decision to close approximately 600 company-operated stores in the U.S. as a result of the company’s rigorous evaluation of the U.S. company-operated store portfolio.

•	As part of its multi-faceted plan to transform the company, on July 29, 2008, Starbucks announced the reduction of approximately 1,000 open and filled positions within its leadership structure and its non-store organization.

•	On July 29, 2008, Starbucks announced it will close 61 stores in Australia by August 3, 2008, while 23 stores will remain open in the market. After evaluating several alternatives to improve its business in Australia, Starbucks determined that this decision, which is in-line with the company’s strategy to focus on profitable growth, operational efficiencies and an enhanced experience for customers and partners globally, was the appropriate course of action.
The combination of all these actions is estimated to result in a pre-tax benefit of approximately $200 million to $210 million in fiscal 2009, which equates to approximately $0.17 to $0.18 of EPS. The beneficial impact estimated here excludes the related carry over of the lease termination and severance costs from the store closure actions.
Third Quarter Financials
The 9 percent growth in consolidated net revenues in the third quarter 2008 was heavily influenced by the U.S. business, which contributed 76 percent of total net revenue. The company’s lower than expected revenue growth was driven by continued slow traffic trends in the U.S., which resulted in a mid-single-digit decline in U.S. comparable store sales, and was a slight deterioration from the second quarter. For the quarter, U.S. total net revenues increased by $107.5 million, or 6 percent, to $1.9 billion mainly due to increased revenues from company-operated retail stores. International total net revenues expanded 24 percent, or $103.6 million, to $535.6 million for the 13 weeks ended June 29, 2008 as the company continued to expand its store presence in its 44 markets outside the U.S. International revenue growth was dampened somewhat by a slight decline in traffic in the U.K. along with slower sales momentum in Canada. For the Global Consumer Products Group (CPG), total net revenues increased by 4 percent, or $3.6 million, to $90.7 million for the third quarter fiscal 2008 due primarily to increased product sales and royalties in the International ready-to-drink business.
Of note, many of the company’s operating expenses are fixed in nature. As a result, the softness in U.S. revenues during the third quarter fiscal 2008 impacted nearly all consolidated and U.S. segment operating expense line items when viewed as a percentage of sales.
Consolidated cost of sales including occupancy costs increased 260 basis points to 45.2 percent of total net revenues for the 13 weeks ended June 29, 2008, compared to 42.6 percent in the corresponding period in fiscal 2007. The increase was primarily due to higher distribution and occupancy costs.
Store operating expenses as a percentage of related company-operated retail revenues rose 330 basis points to 44.0 percent in the third quarter 2008, from 40.7 percent for the prior year period. The increase was primarily due to higher payroll expenditures as a percentage of revenues in the U.S. business as well as costs related to the company’s transformation strategy.
General and administrative expenses as a percentage of total net revenues improved 60 basis points to 4.5 percent for the third quarter 2008, from 5.1 percent for the corresponding period of fiscal 2007. The favorability was primarily due to lower payroll-related expenses.
Restructuring charges of $167.7 million are comprised of asset impairments for the approximately 600 underperforming company-operated stores in the U.S. market, initially announced and estimated on July 1, 2008. The majority of the store closures are scheduled to occur during the remainder of fiscal 2008 and the first half of fiscal 2009, and the related lease exit costs and severance expenses are expected to be recognized during that time frame.
The consolidated operating loss was $21.6 million for the 13 weeks ended June 29, 2008, compared with operating income of $245.2 million in the comparable prior year period. Operating margin was negative 0.8 percent of related revenues for the third quarter fiscal 2008 compared to 10.4 percent for the same period a year ago. The decline was primarily due to restructuring charges of $167.7 million taken in the third quarter of fiscal 2008, which accounted for 650 basis points of the decrease as well as higher cost of sales including occupancy costs and store operating expenses.
Income tax for the third quarter was a benefit of $26.5 million, compared to an expense of $84.7 million for the same period a year ago. The third quarter of fiscal 2008 includes the impact of the release of tax reserves during the quarter as well as a modest downward revision to the full year expected tax rate. The impact of these items on the effective rate for the quarter was large as a percentage of the small amount of pretax loss of $33.2 million.
For third quarter fiscal 2008, the U.S. segment produced an operating loss of $27.8 million, compared with operating income of $253.2 million for the same period a year ago. Operating margin was negative 1.4 percent of related revenues for the third quarter fiscal 2008 compared to 13.8 percent in the corresponding period of fiscal 2007. This decrease was driven by restructuring charges of $167.7 million taken in the period, which had an 860 basis point impact, softer revenues due to weak traffic, and higher store operating expenses and higher cost of sales including occupancy costs, which were partly due to costs related to the implementation of the company’s transformation strategy.
International operating income increased slightly to $35.5 million for the third quarter 2008, with the related operating margin contracting 90 basis points to 6.6 percent of related revenues, from 7.5 percent in the third quarter of fiscal 2007. The primary reason for this decline was higher cost of sales including occupancy costs, due in part to higher dairy costs.
Operating income for the CPG segment increased to $48.7 million for the 13 weeks ended June 29, 2008, a 16.2 percent increase over third quarter 2007. Operating margin increased 560 basis points to 53.7 percent of related revenues from 48.1 percent for the prior year period, primarily due to the mix of revenue being less weighted toward the initial sale of coffee and tea products to Starbucks distributor, and more toward revenue profit sharing earned on the distributor’s sales to retailers.
For the first nine months of fiscal 2008, consolidated net revenues increased 13 percent to $7.9 billion, compared to $7.0 billion for the same period a year ago. Net earnings totaled $310.1 million for the first nine months of fiscal 2008, versus $514.1 million for the same period of fiscal 2007, while EPS for the period was $0.42, compared to EPS of $0.66 for third quarter year-to-date in fiscal 2007. Year-to-date, restructuring and other transformation strategy-related costs impacted EPS by approximately $0.19 per share.
Full-Year 2008 Guidance
Declining economic conditions as reflected in reduced traffic and, to a lesser extent, increased cost pressures have continued to negatively impact the current operating environment. As a result, Starbucks now expects full-year fiscal 2008 non-GAAP EPS to be in the mid-seventy-cent range, which excludes the $0.19 year-to-date impact from restructuring and other transformation costs, as well as additional costs to be incurred in the fourth quarter related to executing on recently announced decisions. Full-year fiscal 2008 EPS, on a GAAP basis, will be impacted by the remaining restructuring charges that are expected to be spread across the fourth quarter of fiscal 2008 and the first half of fiscal 2009, the timing of which is dependent on lease termination negotiations with third parties. In line with this revised view, Starbucks anticipates total net revenue growth of approximately 11 percent in fiscal year 2008. These targets reflect the company’s current assumption that fourth quarter company-operated comparable store sales trends will remain relatively stable with the third quarter.
The company lowered its U.S. store opening targets for fiscal 2008 to approximately 900 net new stores. This target is evenly distributed between company-operated and licensed stores and assumes that approximately 200 of the 600 company-operated store closures occur in the fourth quarter of fiscal 2008. In light of the current global economic climate, Starbucks and its joint venture and licensed partners are taking a more conservative approach to store openings. Internationally, the company is now targeting approximately 825 net new store openings for fiscal 2008, which includes the closure of 61 stores in Australia. Capital expenditures for fiscal 2008 are now expected to be approximately $1.0 billion, below the $1.1 billion the company previously anticipated.
Updates to 2009 Financial Targets
Starbucks is providing updated information about fiscal 2009 key financial and operational metrics, which are impacted by recent actions associated with its transformation strategy.
For fiscal year 2009, the company expects its non-GAAP EPS target, which excludes carry over of lease termination and severance costs from the fiscal 2008 U.S. and Australia store closures, to remain in the range of $0.90 to $1.00. Positive benefits factored into the range include: cost savings from the leadership and non-store organization changes, U.S. company-operated store closures, and restructuring of the Australia market. Fiscal 2009 EPS, on a GAAP basis, will be impacted by the lease termination and severance costs from the fiscal 2008 U.S. and Australia store closures that are expected to be spread across the fourth quarter of fiscal 2008 and the first half of fiscal 2009, the timing of which is dependent on lease termination negotiations with third parties.
The company has lowered its fiscal 2009 store opening target in the U.S. to approximately a negative 60 net new stores, which includes a nearly 225 company-operated store decline and approximately 165 licensed net new stores. Internationally, Starbucks is planning to open approximately 900 net new stores in fiscal 2009, two-thirds of which are expected to be licensed, as it factors in the current global economic climate, with a cautious approach in the UK and Western Europe. Capital expenditures for fiscal 2009 are now expected to be approximately $750 million, which reflects the reduced store targets for the U.S. and International segments.
The company will provide additional details on its fiscal 2009 targets during its fiscal year-end conference call in November.
Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. PDT, which will be hosted by Howard Schultz, chairman, president and ceo, and Pete Bocian, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. PDT on Friday, August 1, 2008, by calling 1-800-642-1687, reservation number

22250961.  A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. PDT on Friday, August 29, 2008, at the following URL: http://investor.starbucks.com.
The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for additional information.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com
Forward-Looking Statements
This release contains forward-looking statements relating to certain company initiatives and plans, as well as trends in or expectations regarding, the expected effects of its transformation strategy, restructuring and other initiatives, growth in net revenue, earnings per share, store openings and closings, operating margins, and capital expenditures, as well as expense control and the company’s effective tax rate.  These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties.  Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of the company’s transformation strategy, restructuring and other initiatives, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filing with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and of Starbucks Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2008.  The company assumes no obligation to update any of these forward-looking statements.
Non-GAAP Disclosure
In addition to the GAAP results provided in this release, the company provides projections for non-GAAP earnings per share (non-GAAP EPS). These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP EPS is diluted net earnings per share.
Projected non-GAAP EPS for full fiscal year 2008 excludes costs associated with store closures in the U.S. and Australia as well as the impact of the recently announced head count reduction and other restructuring charges and costs related to the implementation of the company’s transformation strategy that are expected to be taken in the fourth quarter of fiscal 2008. Projected non-GAAP EPS for fiscal year 2009 excludes costs associated with store closures in the U.S. and Australia as well as the impact of other restructuring charges and costs related to the implementation of the company’s transformation strategy expected to be taken in the first half of fiscal 2009. The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s prospective operating performance. More specifically, management excludes each of those items mentioned above because it believes that these costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate non-GAAP EPS differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS/LOSS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Jun 29,	Jul 1,	%	Jun 29,		Jul 1,
	2008	2007	Change	2008		2007

	(in millions, except per share data)
				As a % of total net revenues
Net revenues:
Company-operated retail	$2,180.2	$2,010.8	8.4%	84.7%		85.2%
Specialty:
Licensing	281.3	254.9	10.4	10.9		10.8
Foodservice and other	112.5	93.6	20.2	4.4		4.0

Total specialty	393.8	348.5	13.0	15.3		14.8

Total net revenues	2,574.0	2,359.3	9.1	100.0		100.0

Cost of sales including occupancy costs	1,163.1	1,004.0	15.8	45.2		42.6
Store operating expenses (a)	958.3	819.2	17.0	37.2		34.7
Other operating expenses (b)	79.6	74.7	6.6	3.1		3.2
Depreciation and amortization expenses	139.8	119.4	17.1	5.4		5.1
General and administrative expenses	116.1	121.3	(4.3)	4.5		5.1
Restructuring charges	167.7	-	nm	6.5		-

Subtotal operating expenses	2,624.6	2,138.6	22.7	102.0		90.6

Income from equity investees	29.0	24.5	18.4	1.1		1.0

Operating income/(loss)	(21.6)	245.2	nm	(0.8)		10.4

Interest income and other, net	0.9	8.6		0.0		0.4
Interest expense	(12.5)	(10.8)		(0.5)		(0.5)

Earnings/(loss) before income taxes	(33.2)	243.0	nm	(1.3)		10.3

Income taxes (c)	(26.5)	84.7		(1.0)		3.6

Net earnings/(loss)	$(6.7)	$158.3	nm	(0.3	) %	6.7%

Net earnings per common share - diluted	$(0.01)	$0.21	nm %

Weighted avg. shares outstanding - diluted	731.7	763.6

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 44.0 percent for the 13 weeks ended June 29, 2008, and 40.7 percent for the 13 weeks ended July 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 20.2 percent for the 13 weeks ended June 29, 2008, and 21.4 percent for the 13 weeks ended July 1, 2007.

(c)	The effective tax rates were 79.8 percent for the 13 weeks ended June 29, 2008, and 34.9 percent for the 13 weeks ended July 1, 2007.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	39 Weeks Ended				39 Weeks Ended
	Jun 29,	Jul 1,	%		Jun 29,	Jul 1,
	2008	2007	Change		2008	2007

	(in millions, except per share data)
					As a % of total net revenues
Net revenues:

Company-operated retail	$6,674.6	$5,940.3	12.4%		84.8%	85.2%
Specialty:
Licensing	860.5	743.6	15.7		10.9	10.7
Foodservice and other	332.5	286.7	16.0		4.2	4.1

Total specialty	1,193.0	1,030.3	15.8		15.2	14.8

Total net revenues	7,867.6	6,970.6	12.9		100.0	100.0

Cost of sales including occupancy costs	3,455.8	2,933.5	17.8		43.9	42.1
Store operating expenses (a)	2,812.7	2,372.2	18.6		35.8	34.0
Other operating expenses (b)	248.1	219.6	13.0		3.2	3.2
Depreciation and amortization expenses	411.1	343.0	19.9		5.2	4.9
General and administrative expenses	359.6	365.9	(1.7)		4.6	5.2
Restructuring charges	167.7	-	nm		2.1	-

Subtotal operating expenses	7,455.0	6,234.2	19.6		94.8	89.4

Income from equity investees	77.1	69.5	10.9		1.0	1.0

Operating income	489.7	805.9	(39.2)		6.2	11.6

Interest income and other, net	11.8	28.1			0.1	0.4
Interest expense	(40.8)	(24.5)			(0.5)	(0.4)

Earnings before income taxes	460.7	809.5	(43.1)		5.9	11.6

Income taxes (c)	150.6	295.4			1.9	4.2

Net earnings	$310.1	$514.1	(39.7)		3.9%	7.4%

Net earnings per common share - diluted	$0.42	$0.66	(36.4	) %

Weighted avg. shares outstanding - diluted	741.7	773.5

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 42.1 percent for the 39 weeks ended June 29, 2008, and 39.9 percent for the 39 weeks ended July 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 20.8 percent for the 39 weeks ended June 29, 2008, and 21.3 percent for the 39 weeks ended July 1, 2007.

(c)	The effective tax rates were 32.7 percent for the 39 weeks ended June 29, 2008, and 36.5 percent for the 39 weeks ended July 1, 2007.

Segment Results
The tables below present reportable segment results net of intersegment eliminations (in millions):

United States	Jun 29,	Jul 1,	%		Jun 29,	Jul 1,
	2008	2007	Change		2008	2007

					As a % of U.S. total net revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$1,730.4	$1,646.3	5.1%		88.8%	89.5%
Specialty:
Licensing	119.2	110.1	8.3		6.1	6.0
Foodservice and other	98.1	83.8	17.1		5.0	4.6

Total specialty	217.3	193.9	12.1		11.2	10.5

Total net revenues	1,947.7	1,840.2	5.8		100.0	100.0

Cost of sales including occupancy costs	845.8	742.4	13.9		43.4	40.3
Store operating expenses (a)	791.9	682.6	16.0		40.7	37.1
Other operating expenses (b)	51.6	51.7	(0.2)		2.6	2.8
Depreciation and amortization expenses	101.9	89.1	14.4		5.2	4.8
General and administrative expenses	16.0	21.2	(24.5)		0.8	1.2
Restructuring charges	167.7	-	nm		8.6	-

Total operating expenses	1,974.9	1,587.0	24.4		101.4	86.2

Income from equity investees	(0.6)	-	nm		(0.0)	-

Operating income/(loss)	$(27.8)	$253.2	nm	%	(1.4)	13.8%

39 Weeks Ended
Net revenues:
Company-operated retail	$5,346.2	$4,901.9	9.1%		89.0%	89.3%
Specialty:
Licensing	372.2	328.2	13.4		6.2	6.0
Foodservice and other	291.8	259.4	12.5		4.9	4.7

Total specialty	664.0	587.6	13.0		11.0	10.7

Total net revenues	6,010.2	5,489.5	9.5		100.0	100.0

Cost of sales including occupancy costs	2,520.7	2,181.4	15.6		41.9	39.7
Store operating expenses (c)	2,318.9	1,984.8	16.8		38.6	36.2
Other operating expenses (d)	166.1	155.9	6.5		2.8	2.8
Depreciation and amortization expenses	302.5	254.9	18.7		5.0	4.6
General and administrative expenses	56.4	66.6	(15.3)		0.9	1.2
Restructuring charges	167.7	-	nm		2.8	-

Total operating expenses	5,532.3	4,643.6	19.1		92.0	84.6

Income from equity investees	(0.9)	-	nm		-	-

Operating income	$477.0	$845.9	(43.6	) %	7.9%	15.4%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 45.8 percent for the 13 weeks ended June 29, 2008, and 41.5 percent for the 13 weeks ended July 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 23.7 percent for the 13 weeks ended June 29, 2008, and 26.7 percent for the 13 weeks ended July 1, 2007.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 43.4 percent for the 39 weeks ended June 29, 2008, and 40.5 percent for the 39 weeks ended July 1, 2007.

(d)	As a percentage of related total specialty revenues, other operating expenses were 25.0 percent for the 39 weeks ended June 29, 2008, and 26.5 percent for the 39 weeks ended July 1, 2007.

International	Jun 29,	Jul 1,	%	Jun 29,	Jul 1,
	2008	2007	Change	2008	2007
				As a % of International total net
				revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$449.8	$364.5	23.4%	84.0%	84.4%
Specialty:
Licensing	71.4	57.7	23.7	13.3	13.4
Foodservice and other	14.4	9.8	46.9	2.7	2.3

Total specialty	85.8	67.5	27.1	16.0	15.6

Total net revenues	535.6	432.0	24.0	100.0	100.0

Cost of sales including occupancy costs	267.5	210.2	27.3	49.9	48.7
Store operating expenses (a)	166.4	136.6	21.8	31.1	31.6
Other operating expenses (b)	22.8	18.4	23.9	4.3	4.3
Depreciation and amortization expenses	27.9	21.2	31.6	5.2	4.9
General and administrative expenses	30.3	24.9	21.7	5.7	5.8

Total operating expenses	514.9	411.3	25.2	96.1	95.2

Income from equity investees	14.8	11.8	25.4	2.8	2.7

Operating income	$35.5	$32.5	9.2%	6.6%	7.5%

39 Weeks Ended
Net revenues:
Company-operated retail	$1,328.4	$1,038.4	27.9%	84.6%	84.8%
Specialty:
Licensing	200.7	158.7	26.5	12.8	13.0
Foodservice and other	40.7	27.3	49.1	2.6	2.2

Total specialty	241.4	186.0	29.8	15.4	15.2

Total net revenues	1,569.8	1,224.4	28.2	100.0	100.0

Cost of sales including occupancy costs	775.3	599.5	29.3	49.4	49.0
Store operating expenses (c)	493.8	387.4	27.5	31.5	31.6
Other operating expenses (d)	66.1	49.3	34.1	4.2	4.0
Depreciation and amortization expenses	80.1	62.4	28.4	5.1	5.1
General and administrative expenses	89.2	71.9	24.1	5.7	5.9

Total operating expenses	1,504.5	1,170.5	28.5	95.8	95.6

Income from equity investees	42.1	32.8	28.4	2.7	2.7

Operating income	$107.4	$86.7	23.9%	6.8%	7.1%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 37.0 percent for the 13 weeks ended June 29, 2008, and 37.5 percent for the 13 weeks ended July 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 26.6 percent for the 13 weeks ended June 29, 2008, and 27.3 percent for the 13 weeks ended July 1, 2007.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 37.2 percent for the 39 weeks ended June 29, 2008, and 37.3 percent for the 39 weeks ended July 1, 2007.

(d)	As a percentage of related total specialty revenues, other operating expenses were 27.4 percent for the 39 weeks ended June 29, 2008, and 26.5 percent for the 39 weeks ended July 1, 2007.

Global Consumer Products Group (CPG)

	Jun 29,	Jul 1,	%	Jun 29,	Jul 1,
	2008	2007	Change	2008	2007
				As a % of CPG
				total net revenues
13 Weeks Ended
Net revenues:
Specialty:
Licensing	$90.7	$87.1	4.1%	100.0%	100.0%

Total specialty	90.7	87.1	4.1	100.0	100.0

Cost of sales	49.8	51.4	(3.1)	54.9	59.0
Other operating expenses	5.2	4.6	13.0	5.7	5.3
Depreciation and amortization expenses	—	0.1	—	—	0.1
General and administrative expenses	1.8	1.8	—	2.0	2.1

Total operating expenses	56.8	57.9	(1.9)	62.6	66.5

Income from equity investees	14.8	12.7	16.5	16.3	14.6

Operating income	$48.7	$41.9	16.2%	53.7%	48.1%

39 Weeks Ended
Net revenues:
Specialty:
Licensing	$287.6	$256.7	12.0%	100.0%	100.0%

Total specialty	287.6	256.7	12.0	100.0	100.0

Cost of sales	159.8	152.6	4.7	55.6	59.4
Other operating expenses	15.9	14.4	10.4	5.5	5.6
Depreciation and amortization expenses	—	0.1	—	—	—
General and administrative expenses	5.8	5.1	13.7	2.0	2.0

Total operating expenses	181.5	172.2	5.4	63.1	67.1

Income from equity investees	35.9	36.7	(2.2)	12.5	14.3

Operating income	$142.0	$121.2	17.2%	49.4%	47.2%

Unallocated Corporate	Jun 29,	Jul 1,	%	Jun 29,	Jul 1,
	2008	2007	Change	2008	2007
				As a % of total net revenues
13 Weeks Ended
Depreciation and amortization expenses	$10.0	$9.0	11.1%	0.4%	0.4%
General and administrative expenses	68.0	73.4	(7.4)	2.6	3.1

Operating loss	$(78.0)	$(82.4)	(5.3)%	(3.0)%	(3.5)%

39 Weeks Ended
Depreciation and amortization expenses	$28.5	$25.6	11.3%	0.4%	0.4%
General and administrative expenses	208.2	222.3	(6.3)	2.6	3.2

Operating loss	$(236.7)	$(247.9)	(4.5)%	(3.0)%	(3.6)%

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(unaudited)

	June 29,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$297.0	$281.3
Short-term investments - available-for-sale securities	-	83.8
Short-term investments - trading securities	52.7	73.6
Accounts receivable, net	284.1	287.9
Inventories	662.7	691.7
Prepaid expenses and other current assets	145.4	148.8
Deferred income taxes, net	215.4	129.4

Total current assets	1,657.3	1,696.5

Long-term investments – available-for-sale securities	77.6	21.0
Equity and other investments	311.1	258.9
Property, plant and equipment, net	2,947.4	2,890.4
Other assets	258.3	219.4
Other intangible assets	65.8	42.1
Goodwill	234.8	215.6

TOTAL ASSETS	$5,552.3	$5,343.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$615.9	$710.3
Accounts payable	329.4	390.8
Accrued compensation and related costs	325.3	332.3
Accrued occupancy costs	88.4	74.6
Accrued taxes	48.9	92.5
Other accrued expenses	279.8	257.4
Deferred revenue	373.5	296.9
Current portion of long-term debt	0.7	0.8

Total current liabilities	2,061.9	2,155.6

Long-term debt	549.8	550.1
Other long-term liabilities	463.3	354.1

Total liabilities	3,075.0	3,059.8

Shareholders’ equity:
Common stock ($0.001 par value) - authorized, 1,200 million shares; issued and outstanding, 733.3 and 738.3 million shares, respectively, (includes 3.4 common stock units in both periods)	0.7	0.7
Other additional paid-in-capital	39.4	39.4
Retained earnings	2,357.6	2,189.4
Accumulated other comprehensive income	79.6	54.6

Total shareholders’ equity	2,477.3	2,284.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,552.3	$5,343.9

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	39 Weeks Ended
	June 29,	July 1,
	2008	2007
OPERATING ACTIVITIES:
Net earnings	$310.1	$514.1
Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	431.4	360.9
Provision for impairments and asset disposals	237.5	21.2
Deferred income taxes, net	(89.6)	(40.5)
Equity in income of investees	(35.5)	(38.6)
Distributions from equity investees	23.1	42.3
Stock-based compensation	59.7	78.5
Tax benefit from exercise of stock options	3.6	5.9
Excess tax benefit from exercise of stock options	(11.8)	(52.0)
Net amortization of (discount)/premium on securities	(0.2)	0.6
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	32.6	(16.7)
Accounts payable	(55.4)	(30.9)
Accrued taxes	(19.6)	38.0
Deferred revenue	76.9	76.9
Other operating assets and liabilities	115.9	80.1

Net cash provided by operating activities	1,078.7	1,039.8

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(64.8)	(208.0)
Maturity of available-for-sale securities	15.3	162.2
Sale of available-for-sale securities	75.9	36.9
Acquisitions, net of cash acquired	(22.5)	(53.4)
Net purchases of equity, other investments and other assets	(32.3)	(48.4)
Net additions to property, plant and equipment	(733.9)	(772.1)

Net cash used by investing activities	(762.3)	(882.8)

FINANCING ACTIVITIES:
Repayments of commercial paper	(55,057.4)	(3,795.4)
Proceeds from issuance of commercial paper	54,961.8	4,675.4
Repayments of short-term borrowings	(0.6)	(1,370.0)
Proceeds from short-term borrowings	1.1	670.0
Proceeds from issuance of common stock	88.9	136.6
Excess tax benefit from exercise of stock options	11.8	52.0
Principal payments on long-term debt	(0.5)	(0.6)
Repurchase of common stock	(311.4)	(671.0)
Other	(1.2)	—

Net cash used by financing activities	(307.5)	(303.0)

Effect of exchange rate changes on cash and cash equivalents	6.8	6.2

Net increase/(decrease) in cash and cash equivalents	15.7	(139.8)
CASH AND CASH EQUIVALENTS:
Beginning of period	281.3	312.6

End of the period	$297.0	$172.8

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$31.6	$25.4
Income taxes	$248.4	$294.6

Fiscal Third Quarter 2008 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-weeks ended		39-weeks ended		Stores open as of
	Jun 29,	Jul 1,	Jun 29,	Jul 1,	Jun 29,	Jul 1,
	2008	2007	2008	2007	2008	2007

United States:
Company-operated Stores	118	285	582	838	7,375	6,566
Licensed Stores	18	196	304	561	4,195	3,729

	136	481	886	1,399	11,570	10,295

International:
Company-operated Stores	65	60	220	178	1,932	1,613
Licensed Stores	121	127	431	379	3,046	2,488

	186	187	651	557	4,978	4,101

Total	322	668	1,537	1,956	16,548	14,396

© 2008 Starbucks Coffee Company. All rights reserved.

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